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                                                                   Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 2, 2001, except with respect to the matters discussed in Note 23, as to which the date is April 3, 2001 relating to the financial statements, which appears in LaQuinta Properties, Inc.'s, (formerly Meditrust Corporation) and LaQuinta Corporation's (formerly Meditrust Operating Company) Joint Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated February 2, 2001 relating to the financial statement schedules, which appears in this Form 10-K.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Dallas, Texas
January 14, 2002